Exhibit 23.1
[Letterhead of Del Conte, Hyde, Anello & Schuch, P.C.]
Reliance Steel & Aluminum Co.
Los Angeles, CA
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the use in this Current Report of Reliance Steel & Aluminum Co. on Form 8-K of our report dated November 3, 2006 on the combined balance sheet of Yarde Metals, Inc. and Affiliates as of June 30, 2006 and the related combined statements of income, comprehensive income, changes in retained earnings and members’/partners’ equity, cash flows, the combined schedules of cost of revenue and selling, general and administrative expenses, and the combining balance sheet, combining statements of income, comprehensive income, changes in retained earnings and members’/partners equity and cash flows, and combining schedules of cost of revenue and selling, general and administrative expenses for the year then ended (which includes an explanatory paragraph relating to the adoption of Interpretation No. 46R, Consolidation of Variable Interest Entities, issued by the Financial Accounting Standards Board ).
/s/ Del Conte, Hyde, Anello & Schuch, P.C.
Farmington, Connecticut
January 3, 2007